As filed with the Securities and Exchange Commission on August 16, 2024

Registration No. 333-232372

Registration No. 333-236727

Registration No. 333-253678

Registration No. 333-262950

Registration No. 333-269936

Registration No. 333-277243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232372

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236727

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253678

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262950

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269936

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277243

UNDER

THE SECURITIES ACT OF 1933

MORPHIC HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-3878772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 Gatehouse Drive, A2 Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

2018 Stock Incentive Plan

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

Amended and Restated 2019 Equity Incentive Plan

2024 Equity Inducement Plan

(Full titles of the plans)

Michael C. Thompson

President and Treasurer

Morphic Holding, Inc.

Lilly Corporate Center

Indianapolis, Indiana 46285

(Name and address of agent for service)

(317) 276-2000

(Telephone number, including area code, of agent for service)

Copy to:

Sophia Hudson, P.C.

Sharon Freiman

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Morphic Holding, Inc. (the “Registrant”) relate to the following registration statements on Form S-8 (together, the “Registration Statements”):

1.

Registration Statement No. 333-232372, registering an aggregate of 5,337,188 shares of the Registrant’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 2,989,632 shares of Common Stock issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”), (ii) 300,000 shares of Common Stock issuable under the Registrant’s 2019 Employee Stock Purchase Plan (the “ESPP”) and (iii) 2,047,556 shares issuable under the Registrant’s 2018 Stock Incentive Plan (the “2018 Plan”), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 27, 2019;

2.

Registration Statement No. 333-236727, registering an aggregate of 1,505,512 shares of Common Stock consisting of (i) 1,204,410 shares of Common Stock issuable under the 2019 Plan and (ii) 301,102 shares of Common Stock issuable under the ESPP, which was filed with the Commission on February 27, 2020;

3.

Registration Statement No. 333-253678, registering an aggregate of 1,606,933 shares of Common Stock consisting of (i) 1,285,547 shares of Common Stock issuable under the 2019 Plan and (ii) 321,386 shares of Common Stock issuable under the ESPP, which was filed with the Commission on March 1, 2021;

4.

Registration Statement No. 333-262950, registering an aggregate of 1,854,268 shares of Common Stock consisting of (i) 1,483,415 shares of Common Stock issuable under the 2019 Plan and (ii) 370,853 shares of Common Stock issuable under the ESPP, which was filed with the Commission on February 24, 2022;

5.

Registration Statement No. 333-269936, registering an aggregate of 1,929,233 shares of Common Stock consisting of (i) 1,543,387 shares of Common Stock issuable under the Registrant’s Amended and Restated 2019 Equity Incentive Plan (the “Amended and Restated 2019 Plan”) and (ii) 385,846 shares of Common Stock issuable under the ESPP, which was filed with the Commission on February 23, 2023; and

6.

Registration Statement No. 333-277243, registering an aggregate of 2,987,363 shares of Common Stock consisting of (i) 1,989,891 shares of Common Stock issuable under the Amended and Restated 2019 Plan, (ii) 497,472 shares of Common Stock issuable under the ESPP and (iii) 500,000 shares of Common Stock issuable under the Registrant’s 2024 Equity Inducement Plan, which was filed with the Commission on February 22, 2024.

On August 16, 2024, pursuant to the Agreement and Plan of Merger, dated July 7, 2024 (the “Merger Agreement”), by and among the Registrant, Eli Lilly and Company (“Parent”) and Rainier Acquisition Corporation (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statements and removes from registration all of the securities that remain unsold under the Registration Statements as of the date hereof, if any.

The Registrant is filing these Post-Effective Amendments to withdraw and remove from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, Indiana, on August 16, 2024.

MORPHIC HOLDING, INC.

By:	/s/ Michael C. Thompson
Name:	Michael C. Thompson
Title:	President and Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.